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                                                                  Exhibit (m)(1)

                          DISTRIBUTION AND SERVICE PLAN

                                February 22, 2010
                                         --

     This Distribution and Service Plan (the "Plan") has been adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by BlackRock Funds III (formerly, Barclays Global Investors Funds), a Delaware statutory trust (the "Fund"), with respect to the various classes of shares (each, a "Class") of the portfolios of the Fund listed on Appendix A hereto (each, a "Portfolio"), as amended from time to time, subject to the terms and conditions set forth herein. This Plan replaces the prior Distribution Plan, dated May 25, 2008 (the "Prior Distribution Plan"), with respect to the Portfolios, for the purpose of adding a Service Fee (defined herein) in respect of the provision of personal services to shareholders of certain classes of the Portfolios. The Prior Distribution Plan is concurrently being amended to remove the Portfolios from the Prior Distribution Plan. The Service Fees payable pursuant to the Plan are fees payable for the administration and servicing of shareholder accounts, as more fully described in
Section 2 below, and not costs which are primarily intended to result in the sale of the Fund's shares and which would require approval pursuant to the Rule.

1.   Distribution Fees

     a. Pursuant to the Plan, the Fund may pay to (i) SEI Investments Distribution Co. or any entity that may in the future act as a distributor for its shares (collectively, the "Distributor"), and/or (ii) BlackRock Fund Advisors, BlackRock Advisors, LLC or any affiliate including The PNC Financial Services Group, Inc. ("PNC"), and its affiliates, and to Merrill Lynch & Co., Inc. ("Merrill Lynch") and/or Bank of America Corporation ("BAC") and Barclays PLC and Barclays Capital and their affiliates(collectively, "Companies"), with respect to and at the expense of each Class of each Portfolio listed on Appendix A hereto, a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the "Distribution Fee"), such fee in the aggregate to be at the annual rate specified with respect to such Class of such Portfolio under the column "Distribution Fee" on Appendix A hereto.

     b. Payments of the Distribution Fee under the Plan shall be used primarily to compensate the Distributor for distribution services and sales support services provided, and/or the Companies for sales support services provided, in connection with the offering and sale of shares of the applicable Class of the applicable Portfolio, and to reimburse the Distributor and/or the Companies for related expenses incurred, including payments by the Distributor and/or the Companies to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals (collectively, "Selling Agents"), for sales support services provided and related expenses incurred by such Selling Agents. The services and expenses described in this Section 1(b) may include, but are not limited to, the following: (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and other mass media advertising; (ii) the preparation, printing and distribution of prospectuses and reports (other than prospectuses or reports used for regulatory purposes or for distribution to existing shareholders); (iii) the preparation, printing and distribution of sales literature; (iv) expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing; (v) preparation of information, analyses and opinions with respect to marketing and promotional activities; (vi) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor, the Companies or Selling Agents, attributable to distribution or sales support activities, as applicable, including interest expenses and other costs associated with financing of such commissions, compensation and expenses; (vii) travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Distributor, the Companies or Selling Agents, attributable to distribution or sales support activities, as applicable; (viii) the costs of administering the Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to distribution or sales support activities.

     c. Payments of the Distribution Fee on behalf of a particular Portfolio must be in consideration of services rendered for or on behalf of such Portfolio. However, joint distribution or sales support financing with respect to the shares of the Portfolios (which financing may also involve other

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investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor or the Companies) shall be permitted in accordance with applicable law. Payments of the Distribution Fee under Section 1 of the Plan may be made without regard to expenses actually incurred.

     d. It is acknowledged that the Distributor, the Companies and other parties that receive fees from the Fund may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with each Class of each Portfolio out of its past profits or any additional sources other than the Distribution Fee which are available to it.

2.   Service Fees

     a. Pursuant to the Plan, the Fund shall pay, with respect to and at the expense of each Class of each Portfolio listed on Appendix A hereto, a fee in respect of the provision of personal services to shareholders of such Class of such Portfolio, as more fully described in Section 2(b) hereof (the "Service Fee"), such fee to be at the annual rate specified with respect to such Class of such Portfolio under the column "Service Fee" on Appendix A hereto. The Fund shall determine the amount of the Service Fee to be paid to one or more brokers, dealers, other financial institutions or other industry professionals (including the Companies) (collectively, "Service Agents") and the basis on which such payments will be made. Payments to a Service Agent will be subject to compliance by the Service Agent with the terms of any related Plan agreement entered into by the Service Agent.

     b. Payments of the Service Fee shall be used to compensate Service Agents for general shareholder liaison services provided with respect to shareholders in the related Class of the related Portfolio, including, but not limited to,
(i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of shares may be effected and certain other matters pertaining to the shareholders' investments; and (ii) assisting shareholders in designating and changing dividend options, account designations and addresses.

     c. Payments of the Service Fee under Section 2 of the Plan may be made without regard to expenses actually incurred.

3.   Calculation and Payment of Fees

     The amount of the Distribution Fee and Service Fee payable with respect to each Class of each Portfolio listed on Appendix A hereto shall be calculated daily and paid monthly, at the applicable annual rates indicated on Appendix A. The Distribution Fee and Service Fee shall be calculated and paid separately for each Class of each Portfolio.

4.   Approval of Plan

     The Plan will become effective immediately, as to any Class of any Portfolio, upon its approval by (a) a majority of the Board of Trustees, including a majority of the trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (b) with respect to Section 1 of the Plan only, a majority of the outstanding shares of such Class of such Portfolio.

5.   Continuance of the Plan

     The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund's Board of Trustees in the manner described in Section 4 above.

6.   Additional Classes and Portfolios

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     The Plan shall become effective with respect to Classes of Portfolios not currently listed on Appendix A hereto upon obtaining the requisite approvals with respect to such Classes of Portfolios in accordance with Section 4 above.

7.   Termination

     The Plan may be terminated at any time with respect to any Class of any Portfolio without penalty by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding shares of such Class of such Portfolio. The termination of the Plan with respect to any Class of any Portfolio shall not result in the termination of the Plan with respect to any other Class of that Portfolio or any other Portfolio.

8.   Amendments

     The Plan may not be amended with respect to any Class of any Portfolio so as to increase materially the amount of the Distribution Fee described in
Section 1 above with respect to such Class of such Portfolio unless the amendment is approved by a vote of at least a majority of the outstanding shares of such Class of such Portfolio and otherwise complies with Rule 18f-3(d) under the 1940 Act or any successor provision as in effect at the time of such amendment. In addition, no material amendment to the Plan may be made unless approved by the Fund's Board of Trustees in the manner described in Section 4 above.

9.   Selection of Certain Trustees

     While the Plan is in effect, the selection and nomination of the Fund's Trustees who are not "interested persons" of the Fund (as defined in the 1940
Act) will be committed to the discretion of the Trustees then in office who are not "interested persons" (as so defined) of the Fund.

10.  Written Reports

     While the Plan is in effect, the Fund's Board of Trustees shall receive, and the Trustees shall review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

11.  Preservation of Materials

     The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

12.  Miscellaneous

     The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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                   APPENDIX A TO DISTRIBUTION AND SERVICE PLAN

                                                  DISTRIBUTION FEE      SERVICE FEE
                                                    (EXPRESSED AS      (EXPRESSED AS
                                                    A PERCENTAGE       A PERCENTAGE
                                                  OF AVERAGE DAILY   OF AVERAGE DAILY
                                                    NET ASSETS OF      NET ASSETS OF
                                                    THE PORTFOLIO      THE PORTFOLIO
                                                   ATTRIBUTABLE TO    ATTRIBUTABLE TO
                                                    THE SPECIFIED      THE SPECIFIED
NAME OF PORTFOLIO               CLASS OF SHARES        CLASS)             CLASS)
-----------------------------   ---------------   ----------------   ----------------
LifePath Retirement Portfolio       Class A               --               0.25%
                                    Class R             0.25%              0.25%
                                    Class C             0.75%              0.25%

LifePath 2020 Portfolio             Class A               --               0.25%
                                    Class R             0.25%              0.25%
                                    Class C             0.75%              0.25%

LifePath 2030 Portfolio             Class A               --               0.25%
                                    Class R             0.25%              0.25%
                                    Class C             0.75%              0.25%

LifePath 2040 Portfolio             Class A               --               0.25%
                                    Class R             0.25%              0.25%
                                    Class C             0.75%              0.25%

LifePath 2050 Portfolio             Class A               --               0.25%
                                    Class R             0.25%              0.25%
                                    Class C             0.75%              0.25%